Exhibit 99.4
Risk factors

Risks related to the merger

Our indebtedness following the completion of the merger will be substantial. This indebtedness could adversely affect us in many ways, including by reducing funds available for other business purposes.

As of March 31, 2008, our pro forma indebtedness after giving effect to the refinancing transactions contemplated in connection with the merger, and including approximately $162.5 million of incremental indebtedness incurred subsequent to March 31, 2008, which will remain outstanding following the merger and such refinancing transactions, would have been approximately $2,057.6 million. Interest costs related to this debt will be substantial. As a result of this debt, demands on our cash resources will be substantial. Our high levels of indebtedness could reduce funds available for investment in research and development and capital expenditures or create competitive disadvantages compared to other companies with lower debt levels.

The indenture and our other indebtedness will contain covenants that will, among other things, restrict our ability and the ability of our restricted subsidiaries to incur more debt, pay dividends and make distributions, make certain investments, repurchase stock, create liens, enter into transactions with affiliates, enter into sale lease-back transactions, merge or consolidate, and transfer or sell assets.

Potential adjustments to our business plan following the merger and our substantial debt maturing in 2009 will require additional financing, and additional financing might not be available on favorable terms or at all.

Following the merger, Sirius will be our sole stockholder and our previous business will be operated as an unrestricted subsidiary under Sirius’ existing indebtedness. In our financial and operational estimates and predictions set forth in our most recent reports filed with the SEC we indicated that, provided that we meet the revenue, expense and cash flow projections of our current business plan, we expected to be fully funded and not need additional liquidity to continue operations beyond our existing assets, credit facilities and cash generated by operations; our current business plan is based on estimates regarding expected future costs, expected future revenue and assumes the refinancing or renegotiating of certain of our obligations as they become due, including the maturity if our existing credit facilities and $400 million of 1.75% Notes and the MLB escrow arrangement. Our financial and operational estimates and predictions were made in the context of being a stand-alone enterprise, and may not be reflected if results that will be achieved following the merger.

Our operations will also be affected by the FCC order approving the merger. In addition, our future liquidity may be adversely affected by, among other things, changes in our operations or business plans following the merger, the termination of the GM Facility following the consummation of the merger, or by the nature and extent of the benefits, if any, achieved by operating XM as a wholly-owned subsidiary of Sirius. Sirius may be unwilling to contribute or loan us capital to support our operations or unable to do so under the terms of its existing or future debt obligations. Investors in our securities should not assume that Sirius will contribute or loan us additional capital to satisfy our liquidity requirements following the merger. To the extent our remaining funds following the refinancing transactions contemplated in connection with the merger are insufficient to support our ongoing capital requirements, we would be required to seek additional financing, which may not be available on favorable terms or at all. Such additional financing would likely be obtained from the sale of additional debt securities or increased borrowings under senior credit facilities. If we are unable to secure additional financing, our business and results of operations may be adversely affected. In addition, we will be required to maintain a minimum cash balance of $75.0 million under our revolving credit facility. If our cash balance following the refinancing transactions contemplated in connection with the merger falls below $75.0 million, we would need to obtain a waiver from our bank lenders to avoid a default. No assurance can be given that we would be able to obtain such a waiver or otherwise avoid a default under our revolving credit facility.

Following the refinancing transactions contemplated in connection with the merger we will have a substantial amount of debt maturing in 2009, including our $250 million revolving credit facility and $100 million term loan, each of which matures on in May 2009, $400 million aggregate principal amount of Convertible Senior Notes due in December 2009, and $33.2 million aggregate principal amount of 10% Senior Secured Discount Convertible Notes due 2009 (“Discount Notes”). Moreover, Sirius has approximately $300 million of 2 1/2% Convertible Notes that mature in February 2009, which Sirius may need to refinance. As a result of these debt maturities, our cash flows from operating activities, will not be sufficient to fund our projected cash needs in 2009. We may not be able to access additional sources of refinancing on similar terms or pricing as those that are currently in place, or at all, or otherwise obtain other sources of funding. An inability to access additional sources of liquidity to fund our cash needs in 2009 or thereafter or to refinance or otherwise fund the repayment of our maturing debt instruments could adversely affect our growth, our financial condition, our results of operations, and our ability to make payments on our debt, and could force us to seek the protection of the bankruptcy laws, which could materially adversely impact our ability to operate our business and to make payments under our debt instruments, including the Notes.

It will be more difficult to obtain additional financing if prevailing instability in the credit and financial markets continues through 2009. Tightening credit policies could also adversely impact our operational liquidity by making it more difficult or costly for our customers to access credit, and could have an adverse impact on our operational liquidity as a result of possible changes to our payment arrangements that credit card companies and other credit providers could unilaterally make.

The anticipated benefits of the merger may not be realized fully (or at all) and may take longer to realize than expected.

The merger involves the integration of two companies that have previously operated independently with principal offices in two distinct locations and technologically different satellite radio platforms. We have conducted only limited planning regarding the integration of the two companies. The combined company will be required to devote significant management attention and resources to integrating the two companies. Delays in this process could adversely affect the combined company’s business, financial results and financial condition. Even if we were able to integrate our business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings, innovation and operational efficiencies that may be possible from this integration or that these benefits will be achieved within a reasonable period of time. In addition, the indentures governing our indebtedness and indebtedness of Sirius contain covenants that will restrict the integration of these two operating companies.

We cannot predict whether or when we will receive FCC approval of the merger, and delay in receiving such approval may result in difficulties in refinancing our indebtedness.

The merger is currently subject to approval by the FCC. We cannot predict whether or when we will obtain such approval. In the event that such approval is not obtained or the merger is not otherwise consummated, we may not be able to refinance our indebtedness in the manner currently contemplated. Further, even if we obtain FCC approval and complete the merger, the approval will be subject for a time to possible reconsideration by the FCC, in accordance with its procedural rules, and judicial appeal.

The merger is expected to be subject to certain conditions of approval that will affect the combined company’s business in the future.

In order to demonstrate to the FCC that the merger is in the public interest, we and Sirius have represented to the FCC that the combined company will implement a number of voluntary commitments. These programming, a la carte, minority and public interest, equipment, subscription rates, and other service commitments are described in “The merger—FCC conditions.”

The voluntary commitments, if accepted, will be treated by the FCC as enforceable conditions to the agency’s order approving the merger, and would bind the combined company. Similarly, to the extent the FCC conditions the merger on other terms related to but different from these voluntary commitments, or on other terms, those conditions also would be binding on the combined company. As such, a failure by the combined company to abide by these conditions could result in fines, additional license conditions, license revocation or other detrimental FCC actions. In addition, while we believe that the combined company can successfully implement all of the commitments, we are unable to predict the degree to which we will confront operational or technical difficulties in the course of such implementation or the ultimate effects of these commitments on the business or results of operations of the combined company.

Risks related to our business

Our cumulative expenditures and losses have been significant and are expected to grow.

From our inception through March 31, 2008, we have made aggregate capital expenditures of $1.8 billion and realized cumulative net losses approximating $4.3 billion. We expect our cumulative net losses and cumulative negative cash flows to grow as we make payments under our various distribution and programming contracts, incur marketing and subscriber acquisition costs and make interest payments on our outstanding indebtedness. If we are unable ultimately to generate sufficient revenues to become profitable and generate positive cash flow, there is a risk that we will be unable to make required payments under our indebtedness.

Demand for our service may be insufficient for us to become profitable.

We cannot estimate with any certainty whether consumer demand for our service will be sufficient for us to continue to increase the number of subscribers at projected rates. We have seen a significant decrease in new subscription demand from retail subscribers and most of our new subscription growth has come from original equipment manufacturers (OEMs).

Among other things, continuing and increased consumer acceptance of XM Radio will depend upon:

•	the willingness of consumers, on a mass-market basis, to pay subscription fees to obtain radio service rather than obtain their desired programming from other sources;

•	the cost, features and availability of XM radios; and

•	the marketing and pricing strategies that we employ and that are employed by our competitors.

If demand for our products and service does not continue to increase, we may not be able to generate enough revenues to generate positive cash flow or to become profitable.

Significant terms in our post-merger indebtedness have not been agreed upon and there is a level of uncertainty with respect to our future capital structure.

Although we currently intend to issue at least $850 million of additional indebtedness in addition to the Notes, up to $200 million of which will be part of an exchange offer for our existing 9.75% notes, the ultimate amount and form of such indebtedness and its terms are not currently known. This may impact our liquidity and our operational flexibility.

Following the merger, our parent company may take actions that benefit Sirius at our expense.

Following the merger, we will become a wholly-owned subsidiary of Sirius. Sirius has historically been among one of our competitors. We will be operated as an unrestricted subsidiary of Sirius for purposes of Sirius indebtedness. Terms of such Sirius indebtedness, as well as our indebtedness, including the indebtedness being incurred in connection with the refinancing transactions contemplated in connection with the merger, contain covenants governing transactions with our affiliates that may limit our ability to easily and effectively operate our business as a consolidated entity with Sirius after the merger. Any increases in Sirius’ business at our expense may limit our ability to expand our business and increase or maintain our future cash flows in an amount sufficient to make payments of interest and/or principal on our indebtedness.

The unfavorable outcome of pending or future litigation or investigations could have a material adverse effect on us.

We have been party to several legal proceedings, regulatory inquiries and other matters arising out of various aspects of our business. They include an inquiry by the FCC based on a determination that the FM modulator wireless transmitter on certain XM radios was not in compliance with permissible emission limits and an FCC inquiry about issues relating to our repeater network. We are cooperating fully with the governmental investigations and defending all claims against us. However, we cannot assure a favorable outcome of any of these proceedings, or that an unfavorable outcome would not have a material adverse effect on our business or financial results.

Large payment obligations under our agreements with automobile manufacturers, suppliers of programming and others may prevent us from becoming profitable.

We have significant payment obligations under our agreements with automobile manufacturers, third-party suppliers of programming and licensors of program royalties. We also have or in the future will have payment obligations under agreements with other OEMs, and we will need to negotiate new or replacement agreements with these or other manufacturers over the next several years. Under our multi-year agreement with MLB for the rights to broadcast MLB games live nationwide and be the Official Satellite Radio provider of MLB, we are obligated to pay $60 million per year through 2012. On May 16, 2008, we provided $120 million for an escrow arrangement for the benefit of MLB to replace an expiring surety bond. In connection with funding the MLB escrow arrangement, we borrowed $62.5 million available under our $250 million revolving credit facility. This MLB escrow arrangement, which we may replace with a letter of credit, reduces our unrestricted cash liquidity, and could have an adverse effect on our financial position if we are not able to replace the escrow arrangement with a letter of credit or otherwise.

We have many other agreements and must frequently negotiate renewal or replacement agreements with third-party suppliers of programming. Our payment obligations could increase when agreements are renewed or replaced, and will increase under the terms of certain existing agreements as the number of our subscribers increases. Changes in the cost of certain programming or other factors could cause changes to our channel line-up in the future. These payment obligations could limit our ability to become profitable or generate positive cash flow and increase the amount that we may need to borrow. We may seek to renegotiate certain of these arrangements to generate positive cash flow and reduce our need for external funds. There can be no assurance that we will be able to complete such renegotiations on favorable terms or at all.

We must maintain and pay license fees for music rights, and we are currently subject to ongoing disputes with copyright holders.

We must maintain music programming royalty arrangements with and pay license fees to Broadcast Music, Inc. (“BMI”), the American Society of Composers, Authors and Publishers (“ASCAP”) and SESAC, Inc. (“SESAC”). These organizations negotiate with copyright users, collect royalties and distribute them to songwriters and music publishers. Although we have agreements with ASCAP and SESAC, respectively, through December 2011, we continue to operate under an interim agreement with BMI. We cannot assure you that the BMI royalty fee will remain at the current level when the agreement is finalized. Under the Digital Performance Right in Sound Recordings Act of 1995 and the Digital Millennium Copyright Act of 1998, we also have to negotiate royalty arrangements with the copyright owners of the sound recordings, or if negotiation is unsuccessful, have the royalty rate established by the Copyright Royalty Board (“CRB”). We participated in a CRB proceeding in order to set the royalty rate payable by us under the statutory license covering our performance of sound recordings over the XM system for the six-year period starting in January 2007.

Our inability to retain customers, including those who purchase or lease vehicles that include a subscription to our service, could adversely affect our financial performance.

We cannot predict how successful we will be at retaining customers who purchase or lease vehicles that include a subscription to our service as part of the promotion of our product. Over the past several quarters we have retained approximately 52% to 54% of the customers who received a promotional subscription as part of the purchase or lease of a new vehicle. However, that percentage fluctuates over time and the amount of data on the percentage is limited. We do not know if the percentage will change as the number of customers with promotional subscriptions increases.

We experience subscriber churn for both our self-pay and our non-promotional customers. Because we have been in commercial operations for a relatively short period of time, we cannot predict the amount of churn we will experience over the longer term. Both our inability to retain customers who purchase or lease new vehicles with our service beyond the promotional period and subscriber churn could adversely affect our financial performance and results of operations.

Loss or premature degradation of our existing satellites could damage our business.

We placed our XM-3 and XM-4 satellites into service during the second quarter of 2005 and fourth quarter of 2006, respectively. Our XM-1 and XM-2 satellites experienced progressive degradation problems common to early

Boeing 702 class satellites and now serve as in-orbit spares. During 2007, we entered into a sale-leaseback transaction with respect to the transponders on our XM-4 satellite. If we fail to make the required payments under this arrangement, we could lose the right to use XM-4 to broadcast our service. The terms of this arrangement also require that upon the occurrence of specified events, including an operational failure or loss of XM-4, we must repurchase the satellite and we may not receive sufficient insurance proceeds to do so. An operational failure or loss of XM-3 or XM-4 would, at least temporarily, affect the quality of our service, and could interrupt the continuation of our service and harm our business. We likely would not be able to complete and launch our XM-5 satellite before September 15, 2009. In the event of any satellite failure prior to that time, we would need to rely on our back-up satellites, XM-1 and XM-2. We cannot assure you that restoring service through XM-1 and XM-2 would allow us to maintain adequate broadcast signal strength through the in-service date of XM-5, particularly if XM-1 or XM-2 were to suffer unanticipated additional performance degradation or experience an operational failure.

A number of other factors could decrease the useful lives of our satellites, including:

•	defects in design or construction;

•	loss of on board station-keeping system;

•	failure of satellite components that are not protected by back-up units;

•	electrostatic storms; and

•	collisions with other objects in space.

In addition, our network of terrestrial repeaters communicates principally with one satellite. If the satellite communicating with the repeater network fails unexpectedly, we would have to activate our backup satellites (XM-1 and XM-2) to restore repeater service. This would result in a degradation of service that could last several hours or longer and could harm our business.

Potential losses may not be covered by insurance.

Insurance proceeds may not fully cover our losses. For example, our insurance does not cover the full cost of constructing, launching and insuring new satellites or our in-orbit spare satellites, nor will it cover and we do not have protection against business interruption, loss of business or similar losses. Also, our insurance contains customary exclusions, salvage value provisions, material change and other conditions that could limit our recovery. Further, any insurance proceeds may not be received on a timely basis in order to launch a spare satellite or construct and launch a replacement satellite or take other remedial measures. In addition, some of our policies are subject to limitations involving large deductibles or co-payments and policy limits that may not be sufficient to cover losses. If we experience a loss that is uninsured or that exceeds policy limits, this may impair our ability to make timely payments on our outstanding notes and other financial obligations.

Competition could adversely affect our revenues.

In seeking market acceptance of our service, we encounter competition for both listeners and advertising revenues from many sources, including traditional and digital AM/FM radio; Internet based audio providers; MP3 players; wireless carriers; direct broadcast satellite television audio service; digital media services; and cable systems that carry audio service; and historically we have faced limited competition from Sirius, the other satellite radio provider.

Unlike XM Radio, traditional AM/FM radio already has a well-established and dominant market presence for its services and generally offers free broadcast reception supported by commercial advertising, rather than by a subscription fee. Also, many radio stations offer information programming of a local nature, which XM Radio is not expected to offer as effectively as local radio, or at all. Some radio stations have reduced the number of commercials per hour, expanded the range of music played on the air and are experimenting with new formats in order to compete with satellite radio.

Digital (or HD or high definition) radio broadcast services have been expanding, and as many as 1,500 radio stations in the United States have begun digital broadcasting and approximately 3,000 have committed to broadcasting in digital format. The technology permits broadcasters to transmit as many as five stations per frequency. To the extent that traditional AM/FM radio stations adopt digital transmission technology, any competitive advantage that we enjoy over traditional radio because of our digital signal would be lessened. A group of major broadcast radio networks created a coalition to jointly market digital radio services.

Internet radio broadcasts have no geographic limitations and can provide listeners with radio programming from around the country and the world. We expect that improvements from higher bandwidths, faster modems, wider programming selection and mobile internet service, will make Internet radio increasingly competitive.

The Apple iPod® is a portable digital music player that allows users to download and purchase music through Apple’s iTunes® Music Store, as well as convert music on compact disc to digital files. Apple sold over 51 million iPods® during its fiscal 2007 year. The iPod® is also compatible with certain car stereos and various home speaker systems. Our portable digital audio players including those with advanced recording functionality compete with the iPod® and other downloading technology and devices; and some consumers may use their digital music players in their vehicles rather than subscribe to XM Radio.

The audio entertainment marketplace continues to evolve rapidly, with a steady emergence of new media platforms and portable devices that compete with us now or that could compete with us in the future. For example, Slacker and other companies have begun to introduce portable music players offering customizable Internet-based channels. Ford and Microsoft recently debuted an in-car communications system called “Sync,” which allows drivers to use voice commands or steering wheel controls to play songs from their digital-music players. In addition, ICO Global Communications (Holdings) Limited recently demonstrated a satellite-based mobile entertainment platform to deliver live broadcast media nationwide through a hybrid satellite and terrestrial repeater network.

Rapid technological and industry changes could make our service obsolete.

The audio entertainment industry is characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Because we have depended on third parties to develop technologies used in key elements of the XM Radio system, more advanced technologies that we may wish to use may not be available to us on reasonable terms or in a timely manner. Further, our competitors may have access to technologies not available to us, which may enable them to produce entertainment products of greater interest to consumers, or at a more competitive cost.

Higher than expected subscriber acquisition costs could adversely affect our financial performance.

We are still spending substantial funds on advertising and marketing and in transactions with car and radio manufacturers and other parties to obtain or as part of the expense of attracting new subscribers, including our subscriber acquisition costs and costs per gross (or net) subscriber addition. Our ability to achieve cash flow breakeven and profitability within our expected timeframe or at all depends on our ability to continue to maintain or lower these costs, which vary over time based on a number of factors. If the costs of attracting new subscribers are greater than expected, our financial performance and results of operations could be adversely affected.

Our business could be adversely affected by the performance of third parties.

Our business depends in part on actions of third parties, including:

•	the sale of new vehicles with factory installed XM radios;

•	the development and manufacture of XM radios and other XM-compatible devices; and

•	the availability of XM radios for sale to the public by consumer electronics retailers.

Subscription growth in the OEM channel is dependent on automotive sales and vehicle production by our OEM partners. The sale of vehicles with XM radios is an important source of subscribers for us. Automotive sales and production are dependent on many factors, including general economic conditions, consumer confidence and fuel costs. To the extent vehicle sales by our OEM partners decline (including GM, our highest volume OEM partner), or the penetration of factory-installed XM radios in those vehicles is reduced, and there is no offsetting growth in vehicle sales or increased penetration by our other OEM partners, our subscriber growth will be adversely impacted. We do not manufacture satellite radios or accessories, and we depend on manufacturers and others for the production of these radios and their component parts. If one or more manufacturers raises the price of the radios or does not produce radios in a sufficient quantity to meet demand, or if such radios were not to perform as advertised or were to be defective, sales of our service and our reputation could be adversely affected. Our business or reputation also could be harmed in the event retailers were to fail to make XM radios available to the public in sufficient quantities, in a timely manner or at attractive prices.

The FCC has not issued final rules authorizing terrestrial repeaters.

The FCC has not yet issued final rules permitting us to deploy terrestrial repeaters to fill gaps in satellite coverage. On November 1, 2001, the FCC issued a further request for comments on various proposals for permanent rules for the operation of terrestrial repeaters. We have opposed some of these proposals. On December 18, 2007, the FCC released a “Notice of Proposed Rulemaking and Second Further Notice of Proposed Rulemaking” seeking additional comment on the final rules for satellite radio repeaters. Some of the proposals under discussion in the rulemaking, if adopted by the FCC, could impact our ability to operate terrestrial repeaters, including requiring us to reduce the power of some of our current repeaters, construct and operate additional repeaters to offer the same coverage, or otherwise impact reception of satellite radio service. XM is participating actively in this proceeding, but we cannot predict its outcome or any resulting impact on our business, consolidated results of operations or financial position.

FCC regulation or our failure to comply with FCC requirements could damage our business.

We hold FCC licenses and authorizations to operate a commercial satellite radio service in the United States, including authorizations for satellites and a terrestrial repeater system, and related authorizations. The FCC generally grants licenses and authorizations for a fixed term. Although we expect our satellite licenses and authorizations to be renewed in the ordinary course upon their expiration, we can provide no assurance that this will be the case. Any assignment or transfer of control of our FCC licenses or authorizations must be approved in advance by the FCC.

The operation of our system is subject to significant regulation by the FCC under authority granted through the Communications Act and related federal law. We are required, among other things, to operate only within specified frequencies; to meet certain conditions regarding the interoperability of our radios with those of the other licensed satellite radio system; to coordinate our satellite radio service with radio systems operating in the same range of frequencies in neighboring countries; and to coordinate our communications links to our satellites with other systems that operate in the same frequency band. Non-compliance by us with these requirements or other conditions or with other applicable FCC rules and regulations could result in fines, additional license conditions, license revocation or other detrimental FCC actions. There is no guarantee that the FCC will not modify its rules and regulations in a manner that would have a material impact on our operations.

In October 2006, we disclosed to the FCC that several hundred of our repeaters were not built pursuant to the exact terms of the applicable Special Temporary Authority (“STA”) granted by the agency. We have filed STA requests seeking authority to operate these “variant” repeaters as they were built. These requests remain pending and have been opposed by operators of terrestrial wireless systems and others. We are in discussions with the FCC to resolve this matter. These discussions may result in the imposition of financial penalties against us or adverse changes to our repeater network resulting from having repeaters turned off or otherwise modified in a manner that would reduce service quality in the affected areas. There can be no assurance regarding the ultimate outcome of this matter, or its significance to our business, consolidated results of operations or financial position.

In April 2006 and August 2006, we received letters of inquiry from the FCC’s Enforcement Bureau regarding FM modulator wireless transmitters in various XM radios and whether such transmissions were in compliance with permissible emission limits. No health or safety issues have been involved with these wireless XM radios. We have responded to the FCC’s letters and are in discussions with the FCC to resolve this matter. We cannot predict at this time the extent of any further actions that we will need to undertake or the extent of the financial obligations or penalties we may incur. There can be no assurance regarding the ultimate outcome of this matter, or its significance to our business, consolidated results of operations or financial position.

We are operating our terrestrial repeaters on a non-interference basis pursuant to grants of Special Temporary Authority (“STA”) from the FCC, which have expired. We have applied on a timely basis for extensions of these STAs. Pursuant to FCC rules, if an extension request is filed on a timely basis, operations in accordance with the terms of the STA may continue pending action on the extension request. As discussed under “Business—Regulatory matters—Repeater authorization,” in October 2006, we disclosed to the FCC that several hundred of our repeaters were not built pursuant to the exact terms of the applicable STAs and filed STA requests seeking authority to operate these “variant” repeaters as they were built. These requests, which are separate from the pending extension requests, remain pending and have been opposed by operators of terrestrial wireless systems and others. In February 2007, we also received a letter of inquiry from the FCC relating to these issues. We have responded to the FCC’s letter and are in discussions with the FCC to resolve this matter. These proceedings may result in the imposition of financial penalties against us or adverse changes to our repeater network resulting from having repeaters turned off or otherwise modified in a manner that would reduce service quality in the affected areas. There can be no assurance regarding the ultimate outcome of this matter, or its significance to our business, consolidated results of operations or financial position.

One of our major business partners is experiencing financial difficulties.

On October 8, 2005, Delphi Corporation and 38 of its domestic U.S. subsidiaries, which we refer to collectively as “Delphi,” filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. Delphi manufactures, in factories outside the United States, XM radios for installation in various brands of GM vehicles. Delphi also distributes to consumer electronics retailers various models of XM radios manufactured abroad. On January 25, 2008, the Bankruptcy Court entered an order confirming Delphi’s First Amended Joint Plan of Reorganization, as Modified, which we refer to as the Delphi Plan, which provides for a reorganization of Delphi and the emergence of Delphi from bankruptcy as an ongoing entity. The Delphi Plan provides that Delphi shall assume all executory contracts including those with XM as of the effective date of the Delphi Plan. The Delphi Plan has not yet become effective, is subject to various conditions and may not become effective. Certain investors entered into commitments to provide financing to a reorganized Delphi, but (according to Delphi) terminated the investment agreement just prior to the closing of the financing. Delphi has commenced certain litigation alleging wrongful termination of the investment agreement, and asserting that the financing is necessary for the successful consummation of the Delphi Plan. Accordingly, it is unclear at this time whether the Delphi Plan will ever become effective. Further, even if the Delphi Plan becomes effective, Delphi has taken the position that any contracts that expire prior to the effective date of the Delphi Plan will not be assumed under the Delphi Plan and Delphi shall have no obligation to cure any pre-bankruptcy defaults thereunder. XM has reserved its rights to dispute that position.

Weaker than expected market and advertiser acceptance of our XM Radio service could adversely affect our advertising revenue and results of operations.

Our ability to generate advertising revenues will depend on several factors, including the level and type of penetration of our service, competition for advertising dollars from other media, and changes in the advertising industry and economy generally. We directly compete for audiences and advertising revenues with traditional AM/FM radio stations, some of which maintain longstanding relationships with advertisers and possess greater resources than we do, and “new media,” including Internet, Internet radio, podcasts and others, and historically we have faced limited competition from Sirius. Because we offer our radio service to subscribers on a pay-for-service basis, certain advertisers may be less likely to advertise on our radio service.

Our business may be impaired by third-party intellectual property rights.

Development of the XM Radio system has depended largely upon the intellectual property that we have developed, as well as intellectual property we have licensed from third parties. If the intellectual property that we have developed or use is not adequately protected, others will be permitted to and may duplicate the XM Radio system or service without liability. In addition, others may challenge, invalidate, render unenforceable or circumvent our intellectual property rights, patents or existing sublicenses or we may face significant legal costs in connection with defending and enforcing those intellectual property rights. Some of the know-how and technology we have developed and plan to develop is not now, nor will be, covered by U.S. patents or trade secret protections. Trade secret protection and contractual agreements may not provide adequate protection if there is any unauthorized use or disclosure. The loss of necessary technologies could require us to obtain substitute technology of lower quality performance standards, at greater cost or on a delayed basis, which could harm our business.

Other parties may have patents or pending patent applications, which will later mature into patents or inventions that may block our ability to operate our system or license our technology. We may have to resort to litigation to enforce our rights under license agreements or to determine the scope and validity of other parties’ proprietary rights in the subject matter of those licenses. This may be expensive. Also, we may not succeed in any such litigation.

Third parties may assert claims or bring suit against us for patent, trademark, or copyright infringement, or for other infringement of intellectual property rights. Any such litigation could result in substantial cost to, and diversion of effort by, our company, and adverse findings in any proceeding could subject us to significant liabilities to third parties; require us to seek licenses from third parties; block our ability to operate the XM Radio system or license its technology; or otherwise adversely affect our ability to successfully develop and market the XM Radio system.

Interference from other users could damage our business.

Our service may be subject to interference caused by other users of radio frequencies, such as RF lighting and ultra-wideband (“UWB”) technology and Wireless Communications Service (“WCS”) users. The FCC is seeking comment on proposals by certain WCS licensees for modification of rules regarding their operations in spectrum adjacent to satellite radio, including rule changes to facilitate mobile broadband services in the WCS. XM and Sirius are participating actively in this proceeding and have opposed the changes requested by WCS licensees out of a concern for their impact on the reception of satellite radio service. We cannot predict the outcome of the FCC proceeding, or the impact on satellite radio reception.

Our service network or other ground facilities could be damaged by natural catastrophes.

Since our ground-based network is attached to towers, buildings and other structures around the country, an earthquake, tornado, flood or other catastrophic event anywhere in the United States could damage our network, interrupt our service and harm our business in the affected area. We have backup central production and broadcast facilities; however, we do not have replacement or redundant facilities that can be used to assume the functions of our repeater network in the event of a catastrophic event. Any damage to our repeater network would likely result in degradation of our service for some subscribers and could result in the complete loss of service in affected areas. Damage to our central production and broadcast facility would restrict our production of programming to our backup facilities.

Consumers could steal our service.

Like all radio transmissions, the XM Radio signal is subject to interception. Pirates may be able to obtain or rebroadcast XM Radio without paying the subscription fee. Although we use encryption technology to mitigate the risk of signal theft, such technology may not be adequate to prevent theft of the XM Radio signal. If widespread, signal theft could harm our business.

We depend on certain on-air talent. If we cannot retain these people, our business could suffer.

We employ or independently contract with on-air talent who maintain significant loyal audiences in or across various demographic groups. We cannot assure that our on-air talent will remain with us or will be able to retain their respective audiences. If we lose the services of one or more of these individuals, and fail to attract comparable on-air talent with similar audience loyalty, the attractiveness of our service to subscribers and advertisers could decline, and our business could be adversely affected.